Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-126424 of U.S. Ecology, Inc. (formerly American Ecology Corporation) on Form S-3 and in Registration Statement Nos. 333-68868, 333-93105, 333-140419, 333-69863 and 333-157529 on Forms S-8 of U.S. Ecology, Inc. of our report dated February 25, 2009, relating to the financial statements for the year ended December 31, 2008 and for each of the years in the two-year period ended December 31, 2008 appearing in this Annual Report on Form 10-K of U.S. Ecology, Inc. for the year ended December 31, 2009.

/s/ Moss Adams LLP

Portland, Oregon
March 4, 2010